Exhibit 99.1

American Express Global Business Travel Reports Q4 and Full-Year 2022 Financial Results

NEW YORK – March 9, 2023 – American Express Global Business Travel, which is operated by Global Business Travel Group, Inc. (NYSE: GBTG) (“Amex GBT” or the “Company”), the world’s leading B2B travel platform, today announced financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter and Full-Year 2022 Highlights

Revenue and Adjusted EBITDA Ahead of Full-Year 2022 Guidance

•	Delivered full-year 2022 revenue of $1.85 billion and Adjusted EBITDA[1] of $103 million.

•	Q4 2022 revenue increased 84% from Q4 2021 to $527 million, and revenue recovery reached 75% of 2019 pro forma[2] revenue, up from 72% in Q3 2022.

•	Q4 2022 Adjusted EBITDA[1] totaled $43 million, with an Adjusted EBITDA Margin[3] of 8.2%. Net loss totaled ($63) million.

•	Significantly reduced cash usage: Q4 2022 net cash used in operating activities of ($4) million and Free Cash Flow[4] of ($25) million.

Continued SME Momentum

•	Q4 2022 SME transaction recovery reached 82% of 2019 pro forma[1] levels, versus 80% in Q3 2022.

•	SME New Wins Value for full-year 2022 totaled $2.1 billion at current recovery levels.

•	SME win rate and customer satisfaction at all-time highs.

Positioned for Continued Strong Growth

•	Q4 2022 total transaction recovery reached 72% of 2019 pro forma[1] levels, versus 71% in Q3 2022 and up 26 points year-over-year.

•	Total New Wins Value for full-year 2022 totaled $3.5 billion at current recovery levels.

•	95% customer retention rate for full-year 2022.

Paul Abbott, Amex GBT Chief Executive Officer, stated: “The fourth quarter marks a strong finish to 2022. Record new wins, high customer retention and strong momentum in the SME segment delivered results ahead of our guidance for the year. With continued strong revenue growth and the momentum of three straight quarters of positive Adjusted EBITDA, we are well positioned for continued strong growth in revenue, profitability and cash flow as we look ahead to 2023 and beyond.”

1Adjusted EBITDA is a non-GAAP financial measure. Please refer to the section below titled “Non-GAAP Financial Measures” for more information.

2Pro forma assumes Egencia, Ovation and DER acquisitions completed on January 1, 2019, presented with a constant currency adjustment.

3Adjusted EBITDA Margin is a non-GAAP financial measure. Please refer to the section below titled “Non-GAAP Financial Measures” for more information.

4Free Cash Flow is a non-GAAP financial measure. Please refer to the section below titled “Non-GAAP Financial Measures” for more information.

Fourth Quarter and Full-Year 2022 Financial Summary

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
(in millions, except percentages; unaudited)	2022	2021	B/(W)	2022	2021	B/(W)
Total Transaction Value (TTV)	$5,913	$2,743	116%	$22,968	$6,392	259%
Transaction Growth	81%			200%
Revenue	$527	$287	84%	$1,851	$763	143%
Travel Revenue	$412	$185	122%	$1,444	$446	224%
Product and Professional Services Revenue	$115	$102	14%	$407	$317	28%
Total operating expenses	$565	$480	(18)%	$2,049	$1,323	(55)%
Net loss	$(63)	$(200)	NM	$(229)	$(475)	NM
Net cash used in operating activities	$(4)	$(169)	NM	$(394)	$(512)	NM
EBITDA[5]	$(8)	$(146)	NM	$(10)	$(406)	NM
Adjusted EBITDA[1]	$43	$(101)	NM	$103	$(340)	NM
Adjusted Operating Expenses[6]	$484	$382	(27)%	$1,745	$1,095	(59)%
Free Cash Flow[4]	$(25)	$(185)	NM	$(488)	$(556)	NM

Fourth Quarter 2022 Financial Highlights7

Revenue increased $240 million, or 84%, versus the same period in 2021. Within this, Travel Revenue increased $227 million, or 122%, due to incremental revenue of $81 million resulting from the Egencia consolidation and $146 million primarily resulting from Transaction Growth driven by the continued recovery in business travel. Product and Professional Services Revenue increased $13 million, or 14%, primarily due to increased Meetings and Events revenue driven by strengthening demand. Pro forma for the acquisition of Egencia, total fourth quarter 2022 revenue increased 71% from the fourth quarter of 2021.

Total operating expense increased $85 million, or 18%, primarily due to the inclusion of Egencia’s operating expenses in the fourth quarter of 2022, increased cost of revenue to support the rise in the volume of transactions, higher general and administrative costs, increased technology and content expenses and higher sales and marketing costs, partially offset by lower restructuring charges and depreciation and amortization.

Net loss improved $137 million, primarily due to a decrease in operating loss and a reduction in loss on early extinguishment of debt partially offset by a lower benefit from income taxes, increased interest expense and higher fair value movement on earnout liabilities. Pro forma for the acquisition of Egencia, fourth quarter 2022 net loss improved by $152 million compared to the fourth quarter of 2021.

Adjusted EBITDA1 improved $144 million, primarily due to revenue growth, partially offset by increased Adjusted Operating Expenses. Pro forma for the acquisition of Egencia, fourth quarter 2022 Adjusted EBITDA improved by $145 million compared to the fourth quarter of 2021.

Adjusted Operating Expenses6 increased $102 million, or 27%, primarily due to the inclusion of Egencia’s operating expenses in the fourth quarter of 2022, increased cost of revenue to support the rise in the volume of transactions, higher general and administrative costs, and increased technology and content expenses.

5EBITDA is a non-GAAP financial measure. Please refer to the section below titled “Non-GAAP Financial Measures” for more information.

6Adjusted Operating Expenses is a non-GAAP financial measure. Please refer to the section below titled “Non-GAAP Financial Measures” for more information.

7Results include Egencia, which was acquired on November 1, 2021.

Net cash used in operating activities decreased $165 million, primarily due to the reduction in net loss and less cash utilized for working capital.

Free Cash Flow4 improved $160 million, primarily due to the decrease in net cash used in operating activities, partially offset by increased cash outflow for the purchase of property and equipment.

Full-Year 2022 Financial Highlights7

Revenue increased $1,088 million, or 143%, versus 2021. Within this, Travel Revenue increased $998 million, or 224%, due to incremental revenue of $343 million resulting from the Egencia consolidation and $655 million primarily resulting from Transaction Growth driven by the continued recovery in business travel. Product and Professional Services Revenue increased $90 million, or 28%, primarily due to increased Meetings and Events revenue driven by strengthening demand, Egencia consolidation and increases in other products, services and consulting revenues as business volumes returned. Pro forma for the acquisition of Egencia, total 2022 revenue increased 108% from 2021.

Total operating expense increased $726 million, or 55%, primarily due to the inclusion of Egencia’s operating expenses for full-year 2022, increased cost of revenue to support the rise in the volume of transactions, higher general and administrative costs, increased sales and marketing costs, higher technology and content expenses and increased depreciation and amortization, partially offset by lower restructuring charges.

Net loss improved $246 million, primarily due to a decrease in operating loss partially offset by a lower benefit from income taxes. Pro forma for the acquisition of Egencia, full-year 2022 net loss improved by $475 million compared to full-year 2021.

Adjusted EBITDA1 improved by $443 million, primarily due to revenue growth, partially offset by increased Adjusted Operating Expenses. Pro forma for the acquisition of Egencia, full-year 2022 Adjusted EBITDA improved by $623 million compared to full-year 2021.

Adjusted Operating Expenses6 increased $650 million, or 59%, primarily due to the inclusion of Egencia’s operating expenses for full-year 2022, increased cost of revenue to support the rise in the volume of transactions, higher general and administrative costs, increased technology and content expenses and higher sales and marketing costs.

Net cash used in operating activities decreased $118 million, primarily due to the reduction in net loss before considering any non-cash charges, partially offset by cash utilized for working capital driven by the continued business travel recovery.

Free Cash Flow4 improved $68 million, primarily due to the decrease in net cash used in operating activities, partially offset by increased cash outflow for the purchase of property and equipment.

Net Debt8: As of December 31, 2022, total debt was $1,222 million, compared to $1,023 million as of December 31, 2021. Net Debt was $919 million as of December 31, 2022, compared to Net Debt of $507 million as of December 31, 2021. The increase in Net Debt was driven by a $199 million increase in total debt primarily due to borrowing under the delayed draw term loan commitments and a $213 million decrease in cash and cash equivalents.

8Net Debt is a non-GAAP financial measure. Please refer to the section below titled “Non-GAAP Financial Measures” for more information.

2023 Guidance

	Q1 2023 Guidance	Full-Year 2023 Guidance
Revenue	$550M – $570M	$2.17B – $2.22B
Year-over-Year Growth	57% – 63%	17% – 20%
Adjusted EBITDA[1]	$75M – $90M	$330M – $370M
Adjusted EBITDA Margin[3]	15% – 16%	15% – 17%

Martine Gerow, Amex GBT Chief Financial Officer, stated: “In 2023, we expect to deliver double-digit revenue growth, drive significant margin expansion, and turn Free Cash Flow positive during the year. Looking beyond 2023, we remain on track to deliver pre-COVID Adjusted EBITDA of approximately $500 million at an 86% revenue recovery, or achievement of $2.4 billion in revenue. We are executing on our commitments to customers and shareholders, and we are positioned for strong growth in the years ahead.”

The Company’s Q1 2023 and full-year 2023 guidance considers various material assumptions. Because the guidance is forward-looking and reflects numerous estimates and assumptions with respect to future industry performance under various scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Amex GBT, all of which are difficult to predict and many of which are beyond the control of Amex GBT, actual results may differ materially from the guidance due to a number of factors, including the ultimate inaccuracy of any of the assumptions described above and the risks and other factors discussed in the section entitled “Forward-Looking Statements” below and the risk factors in the Company’s SEC filings.

The Company has not provided a quantitative reconciliation of Adjusted EBITDA guidance to forecasted net income (loss) determined under U.S. generally accepted accounting principles (“GAAP”) within this press release because the Company cannot, without unreasonable effort, calculate certain reconciling items with confidence due to the variability and complexity of the adjusting items that would be excluded from Adjusted EBITDA guidance. Such adjustments are for items that are not indicative of the Company’s core operations and include restructuring and integration charges, mergers and acquisition costs, equity-based compensation, certain fair value measurements, including those related to fair value of earnouts, foreign exchange gains (losses), impairments of long-lived assets and corresponding income taxes. Further, the Company continuously evaluates its capital and debt structure that could impact interest payments. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as nonrecurring, unusual or unanticipated charges, expenses or gains/losses or other items that may not directly correlate to the underlying performance of the Company’s business operations. The exact amount of these adjustments is not currently determinable but may be significant.

Webcast Information

Amex GBT will host its fourth quarter and full-year 2022 investor conference call today at 9:00 a.m. E.T. The live webcast and accompanying slide presentation can be accessed on the Amex GBT Investor Relations website at investors.amexglobalbusinesstravel.com. A replay of the event will be available on the website for at least 90 days following the event.

Glossary of Terms

See the “Glossary of Terms” for the definitions of certain terms used within this press release.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under GAAP in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Expenses, Free Cash Flow and Net Debt. See “Non-GAAP Financial Measures” below for an explanation of these non-GAAP financial measures and “Tabular Reconciliations for Non-GAAP Financial Measures” below for reconciliations of the non-GAAP financial measures to the comparable GAAP measures.

About American Express Global Business Travel

American Express Global Business Travel is the world’s leading B2B travel platform, providing software and services to manage travel, expenses, and meetings & events for companies of all sizes. We have built the most valuable marketplace in B2B travel to deliver unrivalled choice, value and experiences. With travel professionals in more than 140 countries, our customers and travelers enjoy the powerful backing of American Express Global Business Travel.

Visit amexglobalbusinesstravel.com for more information about Amex GBT. Follow @amexgbt on Twitter, LinkedIn and Instagram.

Contacts

Media:

Martin Ferguson

Vice President Global Communications and Public Affairs, American Express Global Business Travel
martin.ferguson@amexgbt.com

Investors:

Barry Sievert

Vice President Investor Relations, American Express Global Business Travel

investor@amexgbt.com

GLOBAL BUSINESS TRAVEL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Year ended December 31,
(in $ millions, except share and per share data)	2022	2021	2020
Revenue	$1,851	$763	$793
Costs and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	832	477	529
Sales and marketing	337	201	199
Technology and content	388	264	277
General and administrative	313	213	181
Restructuring charges	(3)	14	206
Depreciation and amortization	182	154	148
Total operating expenses	2,049	1,323	1,540
Operating loss	(198)	(560)	(747)
Interest income	—	1	1
Interest expense	(98)	(53)	(27)
Fair value movement on earnouts and warrants derivative liabilities	8	—	—
Loss on early extinguishment of debt	—	(49)	—
Other income, net	1	8	14
Loss before income taxes and share of losses from equity method investments	(287)	(653)	(759)
Benefit from income taxes	61	186	145
Share of losses from equity method investments	(3)	(8)	(5)
Net loss	(229)	(475)	(619)
Less: net loss attributable to non-controlling interests in subsidiaries	(204)	(475)	(619)
Net loss attributable to the Company’s Class A common stockholders	$(25)	$—	$—
Basic loss per share attributable to the Company’s Class A common stockholders	$(0.50)
Weighted average number of shares outstanding – Basic	51,266,570
Diluted loss per share attributable to the Company’s Class A common stockholders	$(0.51)
Weighted average number of shares outstanding – Diluted	445,715,051

GLOBAL BUSINESS TRAVEL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of December 31,
(in $ millions except share and per share data)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$303	$516
Accounts receivable (net of allowance for credit losses of $23 and $4 as of December 31, 2022 and 2021, respectively)	765	381
Due from affiliates	36	18
Prepaid expenses and other current assets	130	137
Total current assets	1,234	1,052
Property and equipment, net	218	216
Equity method investments	14	17
Goodwill	1,188	1,358
Other intangible assets, net	636	746
Operating lease right-of-use assets	58	59
Deferred tax assets	333	282
Other non-current assets	47	41
Total assets	$3,728	$3,771
Liabilities, preferred shares and shareholders’ equity
Current liabilities:
Accounts payable	$253	$137
Due to affiliates	48	41
Accrued expenses and other current liabilities	452	519
Current portion of operating lease liabilities	17	21
Current portion of long-term debt	3	3
Total current liabilities	773	721
Long-term debt, net of unamortized debt discount and debt issuance costs	1,219	1,020
Deferred tax liabilities	24	119
Pension liabilities	147	333
Long-term operating lease liabilities	61	61
Earnout derivative liabilities	90	—
Other non-current liabilities	43	23
Total liabilities	2,357	2,277
Commitments and Contingencies
Preferred shares (par value €0.00001; 3,000,000 shares authorized; 1,500,000 shares issued and outstanding as of December 31, 2021)	—	160
Shareholders’ equity:
Class A common stock (par value $0.0001; 3,000,000,000 shares authorized; 67,753,543 shares issued and outstanding as of December 31, 2022)	—	—
Class B common stock (par value $0.0001; 3,000,000,000 shares authorized; 394,448,481 shares issued and outstanding as of December 31, 2022)	—	—
Voting ordinary shares (par value €0.00001; 40,000,000 shares authorized; 36,000,000 shares issued and outstanding as of December 31, 2021)	—	—
Non-voting ordinary shares (par value €0.00001; 15,000,000 shares authorized as of December 31, 2021; 8,413,972 shares issued and outstanding as of December 31, 2021)	—	—
Profit shares (par value €0.00001; 800,000 shares authorized, issued and outstanding as of December 31, 2021)
Additional paid-in-capital	334	2,560
Accumulated deficit	(175)	(1,065)
Accumulated other comprehensive loss	(7)	(162)
Total equity of the Company’s shareholders	152	1,333
Equity attributable to noncontrolling interest in subsidiaries	1,219	1
Total shareholders’ equity	1,371	1,334
Total liabilities, preferred shares and shareholders’ equity	$3,728	$3,771

GLOBAL BUSINESS TRAVEL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year ended December 31,
(in $ millions)	2022	2021	2020
Operating activities:
Net loss	$(229)	$(475)	$(619)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	182	154	148
Deferred tax benefit	(65)	(178)	(110)
Equity-based compensation	39	3	3
Allowance for credit losses	19	(5)	4
Fair value movements on earnouts and warrants derivative liabilities	(8)	—	—
Loss on early extinguishment of debt	—	49	—
Impairment of operating lease ROU and other assets	—	1	20
Other	22	2	3
Defined benefit pension funding	(32)	(25)	(25)
Proceeds from termination of interest rate swap derivative contract	23	—	—
Changes in working capital, net of effects from acquisitions
Accounts receivable	(427)	(85)	524
Prepaid expenses and other current assets	(29)	40	(20)
Due from affiliates	(18)	(3)	1
Due to affiliates	7	8	(20)
Accounts payable, accrued expenses and other current liabilities	122	2	(159)
Net cash used in operating activities	(394)	(512)	(250)
Investing activities:
Purchase of property and equipment	(94)	(44)	(47)
Ovation business acquisition, net of cash acquired	—	(53)	—
Egencia business acquisition, net of cash acquired	—	73	—
Other	(1)	(3)	—
Net cash used in investing activities	(95)	(27)	(47)
Financing activities:
Proceeds from reverse recapitalization, net	269	—	—
Redemption of preference shares	(168)	—	—
Proceeds from issuance of preferred shares	—	150	—
Proceeds from senior secured tranche B-1 term loans, net of debt discount	—	—	388
Proceeds from senior secured tranche B-2 term loans, net of debt discount	—	150	—
Proceeds from senior secured tranche B-3 term loans, net of debt discount	200	785	—
Repayment of senior secured term loans	(3)	(551)	(4)
Repayment of finance lease obligations	(2)	(2)	—
Payment of lender fees and issuance costs for senior secured term loans facilities	—	(8)	—
Prepayment penalty and other costs related to early extinguishment of debt	—	(34)	—
Payment of deferred consideration	(4)	—	—
Payment of offering costs	—	(10)	—
Capital distributions to shareholders	—	(1)	—
Other	—	(1)	—
Net cash from financing activities	292	478	384
Effect of exchange rates changes on cash, cash equivalents and restricted cash	(12)	(7)	7
Net (decrease) increase in cash, cash equivalents and restricted cash	(209)	(68)	94
Cash, cash equivalents and restricted cash, beginning of year	525	593	499
Cash, cash equivalents and restricted cash, end of year	$316	$525	$593

Glossary of Terms

B2B refers to business-to-business.

Customer retention rate is calculated based on Total Transaction Value (TTV).

SME refers to clients Amex GBT considers small-to-medium-sized enterprises, which Amex GBT generally defines as having an expected annual spend on air travel of less than $20 million. This criterion can vary by country and client needs.

SME New Wins Value is calculated using expected annual average Total Transaction Value (TTV) over the contract term from new small-to-medium-sized enterprise (“SME”) client wins over the last twelve months, based on current recovery levels.

Total New Wins Value is calculated using expected annual average Total Transaction Value (TTV) over the contract term from all new client wins over the last twelve months, based on current recovery levels.

Total Transaction Value (or TTV) refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

Transaction Growth (Decline) represents year-over-year growth or decline as a percentage of the total number of transactions, including air, hotel, car rental, rail or other travel-related transactions, recorded at the time of booking and is calculated on a gross basis to include cancellations, refunds and exchanges. To calculate year-over-year growth or decline, Amex GBT compares the total number of transactions in the comparative previous period/year to the total number of transactions in the current period/year in percentage terms.

Transaction recovery represents the total number of transactions, including air, hotel, car rental, rail or other travel-related transactions, recorded at the time of booking and calculated on a gross basis to include cancellations, refunds and exchanges, in the current period as a percentage of the comparative period in 2019.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition to, and should not be considered as an alternative to, other performance or liquidity measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. We use EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We use Free Cash Flow and Net Debt as liquidity measures and as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other peer companies using similar measures.

We define EBITDA as net income (loss) before interest income, interest expense, loss on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.

We define Adjusted EBITDA as net income (loss) before interest income, interest expense, loss on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization and as further adjusted to exclude costs that management believes are non-core to the underlying business of the Company, consisting of restructuring costs, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation, long-term incentive plan costs, certain corporate costs, fair value movements on earnouts and warrants derivative liabilities, foreign currency gains (losses), non-service components of net periodic pension benefit (costs) and gains (losses) on disposal of businesses.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring costs, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation, long-term incentive plan costs and certain corporate costs.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:

•	changes in, or cash requirements for, our working capital needs or contractual commitments;

•	our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;

•	our tax expense, or the cash requirements to pay our taxes;

•	recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;

•	the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;

•	restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model; and

•	impact on earnings or changes resulting from matters that are non-core to our underlying business, as we believe they are not indicative of underlying operations.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as a measure of liquidity or as a measure determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We believe that the adjustments applied in presenting EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to our underlying business.

We use these measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. These non-GAAP measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We also believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are helpful supplemental measures to assist potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.

We define Free Cash Flow as net cash from (used in) operating activities, less cash used for additions to property and equipment.

We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.

Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flows from operations as determined under GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity.

We define Net Debt as total debt outstanding consisting of current and non-current portion of long-term debt (defined as debt (excluding lease liabilities) with original contractual maturity dates of one year or greater), net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents.

Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.

Pro Forma Financial Information

This press release includes certain pro forma financial information. The pro forma adjustments assume that the Company acquired Egencia, Ovation and DER as of January 1, 2019 and include a constant currency adjustment. The pro forma financial information is unaudited and is presented for illustrative purposes only (and not for purposes of Article 11 of Regulation S-X) and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the date indicated, nor is it indicative of future operating results. The pro forma financial information is based on certain assumptions which may or may not be realized, including as a result of risks and other factors discussed in the section entitled “Forward-Looking Statements” below and the risk factors in the Company’s SEC filings.

Tabular Reconciliations for Non-GAAP Measures

Reconciliation of net loss to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2022	2021	2022	2021
Net loss	$(63)	$(200)	$(229)	$(475)
Interest income	—	(1)	—	(1)
Interest expense	29	16	98	53
Loss on early extinguishment of debt	—	49	—	49
Benefit from income taxes	(22)	(60)	(61)	(186)
Depreciation and amortization	48	50	182	154
EBITDA	(8)	(146)	(10)	(406)
Restructuring charges(a)	2	19	(3)	14
Integration costs(b)	9	13	34	22
Mergers and acquisitions(c)	(3)	1	18	14
Equity-based compensation(d)	16	2	39	3
Fair value movements on earnout and warrants derivative liabilities(e)	22	—	(8)	—
Other adjustments, net(f)	5	10	33	13
Adjusted EBITDA	$43	$(101)	$103	$(340)

Net loss margin	(12)%	(70)%	(12)%	(62)%
Adjusted EBITDA Margin	8%	(35)%	6%	(45)%

Reconciliation total operating expenses to Adjusted Operating Expenses:

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2022	2021	2022	2021
Total operating expenses	$565	$480	2,049	$1,323
Adjustments:
Depreciation and amortization	(48)	(50)	(182)	(154)
Restructuring charges(a)	(2)	(19)	3	(14)
Integration costs(b)	(9)	(13)	(34)	(22)
Mergers and acquisitions(c)	3	(1)	(18)	(14)
Equity-based compensation(d)	(16)	(2)	(39)	(3)
Other adjustments, net(f)	(9)	(13)	(34)	(21)
Adjusted Operating Expenses	$484	$382	$1,745	$1,095

a)	Represents severance and related expenses due to restructuring activities.
b)	Represents expenses related to the integration of businesses acquired.
c)	Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs. The full-year 2022 includes a charge of $19 million for a loss contingency in relation to a contingent event that existed as of the Egencia acquisition date.
d)	Represents non-cash equity-based compensation expense related to equity incentive awards to certain employees.
e)	Represents fair value movements on earnouts and warrants derivative liabilities during the periods.

f)	Adjusted Operating Expenses excludes (i) long-term incentive plan expense of $8 million and $10 million for the three months ended December 31, 2022 and 2021, respectively, and $25 million and $15 million for the years ended December 31, 2022 and 2021, respectively, and (ii) litigation and professional services costs of $1 million and $3 million for the three months ended December 31, 2022 and 2021, respectively, and $9 million and $6 million for the years ended December 31, 2022 and 2021, respectively. Adjusted EBITDA additionally excludes (i) unrealized foreign exchange losses (gains) of $(1) million and $(1) million for the three months ended December 31, 2022 and 2021, respectively, and $8 million and $0 for the years ended December 31, 2022 and 2021, respectively, (ii) non-service component of our net periodic pension benefit related to our defined benefit pension plans of $3 million and $3 million for the three months ended December 31, 2022 and 2021, respectively, and $9 million and $9 million for the years ended December 31, 2022 and 2021, respectively, and (iii) loss on disposal of business of $0 and $1 million for the three months ended December 31, 2022 and 2021, respectively, and $0 million and $1 million for the years ended December 31, 2022 and 2021, respectively.

Reconciliation of net cash used in operating activities to Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2022	2021	2022	2021
Net cash used in operating activities	$(4)	$(169)	$(394)	$(512)
Less: Purchase of property and equipment	(21)	(16)	(94)	(44)
Free Cash Flow	$(25)	$(185)	$(488)	$(556)

Reconciliation of Net Debt:

	As of
($ in millions)	December 31, 2022	December 31, 2021
Senior Secured Credit Agreement
Principal amount of senior secured initial term loans (Maturity – August 2025)(1)	$239	$242
Principal amount of senior secured tranche B-3 term loans (Maturity – December 2026)(2)	1,000	800
	1,239	1,042
Less: Unamortized debt discount and debt issuance costs	(17)	(19)
Total debt, net of unamortized debt discount and debt issuance costs	1,222	1,023
Less: Cash and cash equivalents	(303)	(516)
Net Debt	$919	$507

(1)Stated interest rate of LIBOR + 2.50% as of December 31, 2022 and December 31, 2021.

(2)Stated interest rate of LIBOR + 6.50% (with a LIBOR floor of 1.00)% as of December 31, 2022 and December 31, 2021.

Reconciliation of Revenue Recovery vs. Pro Forma 2019:

	Three Months Ended December 31,		Three Months Ended September 30,
($ in millions)	2022	2019	2022	2019
Revenue	$527	$536	$488	$507
Egencia, Ovation & DER revenue	—	160	—	160
Foreign exchange at constant currency	—	10	—	13
Pro Forma Revenue	$527	$706	$488	$680

Revenue Recovery vs. Pro Forma 2019	75%		72%

Reconciliation of Pro Forma Revenue, Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin:

		Three Months Ended December 31, 2021
	Three Months Ended December 31, 2022	Amex GBT	Egencia	Pro Forma
Revenue	$527	$253	$55	$308

Net loss	(63)	(173)	(42)	(215)
Interest expense	29	16	—	16
Loss on early extinguishment of debt	—	49	—	49
Benefit from income taxes	(22)	(50)	(10)	(60)
Depreciation and amortization	48	43	11	54
Restructuring charges	2	19	—	19
Integration costs	9	13	—	13
Mergers and acquisitions	(3)	1	—	1
Equity-based compensation	16	2	(1)	1
Fair value movements on earnout and warrants derivative liabilities	22	—	—	—
Other adjustments, net	5	11	9	20
Adjusted EBITDA	$43	$(69)	$(33)	$(102)

Net loss margin	(12)%			(70)%
Adjusted EBITDA Margin	8%			(33)%

		Year Ended December 31, 2021
	Year Ended December 31, 2022	Amex GBT	Egencia	Pro Forma
Revenue	$1,851	$730	$159	$889

Net loss	(229)	(448)	(256)	(704)
Interest income	—	(1)	—	(1)
Interest expense	98	53	—	53
Loss on early extinguishment of debt	—	49	—	49
Benefit from income taxes	(61)	(176)	(19)	(195)
Depreciation and amortization	182	147	49	196
Restructuring charges	(3)	14	9	23
Integration costs	34	22	—	22
Mergers and acquisitions	18	14	—	14
Equity-based compensation	39	3	—	3
Fair value movements on earnout and warrants derivative liabilities	(8)	—	1	1
Other adjustments, net	33	14	5	19
Adjusted EBITDA	$103	$(309)	(211)	$(520)

Net loss margin	(12)%			(79)%
Adjusted EBITDA Margin	6%			(58)%

Forward-Looking Statements

This communication contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our financial position, business strategy and the plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this communication are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties and other factors: (1) changes to projected financial information or our ability to achieve our anticipated growth rate and execute on industry opportunities; (2) our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors; (3) various conflicts of interest that could arise among us, affiliates and investors; (4) our success in retaining or recruiting, or changes required in, our officers, key employees or directors; (5) factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control; (6) the impact of the COVID-19 pandemic, geopolitical conflicts and related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally; (7) the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs; (8) the effect of a prolonged or substantial decrease in global travel on the global travel industry; (9) political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in-person business meetings and demand for travel and our services); and (10) the effect of legal, tax and regulatory changes, and (11) other risks and uncertainties described in the Company’s Form 10-Q, filed with the SEC on November 10, 2022, and in the Company’s other SEC filings. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

An investment in Global Business Travel Group, Inc. is not an investment in American Express. American Express shall not be responsible in any manner whatsoever for, and in respect of, the statements herein, all of which are made solely by Global Business Travel Group, Inc.